Exhibit 99.1

Company Contact:	The Investor Relations Company:
Paul A. Brown, M.D., Chairman of the Board	Karl Plath or Brien Gately
(561) 478-8770 Ext. 123	(847) 564-5610

HearUSA REPORTS RECORD NET REVENUES OF $19.0 MILLION,
SECOND CONSECUTIVE QUARTER OF PROFITABLE OPERATIONS

•	Q2 Net Income $490,165, Or 1 Cent Per Diluted Share After A Charge of $241,184 From Discontinued Operations

•	Income From Operations Was $1.5 Million For the 2nd Quarter, $2.3 Million Year-To-Date

•	Company Continues To Benefit From Cost Controls, Improved Operations

WEST PALM BEACH, Fla., August 5, 2003—HearUSA, Inc. (AMEX: EAR), citing increasing revenues and ongoing benefits from its cost control efforts and expanded nationwide presence, today reported second quarter net income of $490,165, or 1 cent per diluted share, compared with a net loss of $846,174, or 5 cents per diluted share for the second quarter of 2002. The 2003 second quarter results were after a $241,184 loss from discontinued operations—the subsidiaries divested in Quebec last month. Net revenues from continuing operations for the quarter ended June 28, 2003, climbed to a record $19.0 million, up approximately 50 percent from $12.7 million in the fiscal 2002 second quarter and $17.4 million in the first quarter of 2003. The major portion of the increase in revenues for the second quarter and six-month period for 2003 was due to revenues generated by the centers which were acquired in the acquisition of Helix Hearing Care in July of 2002.

For the six months ended June 28, 2003, net income was $691,393, or 2 cents per diluted share, compared with a net loss of $2.4 million, or 16 cents per diluted share, for the six months ended June 29, 2002. Included in the fiscal 2003 figure was a loss from discontinued operations of $197,706. Net revenues from continuing operations rose more than 47 percent to $36.4 million from $24.7 million a year earlier.

Income from operations rose to $1.5 million for the second quarter compared to a loss of $403,813 a year earlier and $2.3 million for the six months compared with a loss of $1.5 million for the first six months of fiscal 2002.

“The successful execution of our growth strategy and ongoing operational improvements and cost-control efforts continue to be the driving forces behind our improved results,” said Paul A. Brown, M.D., Chairman. “Revenue increases have resulted from last year’s acquisition of Helix Hearing

Care Of America, our new nationwide presence and the benefits of several new managed-care contracts announced earlier this year.

“We believe we have successfully structured our operation to focus on increasing earnings, which has been evident in our last three quarters’ results,” Dr. Brown said. “While the fourth quarter of 2002 was adversely affected by nonrecurring charges related to the Helix acquisition, we have now reported profitable operations in the first and second quarters of this year.”

“Third quarter sales are traditionally lower than the quarterly sales of the first and second quarters because of seasonal population shifts during the summer months in our largest geographic market of the Southeastern United States. We do not, however, expect that seasonality to have the same impact it has had in previous years because of the greater geographic diversity of our source of revenues,” continued Dr. Brown.

“Streamlined operations, economies realized from the combination with the Helix business, cost controls and the divestiture of the Quebec operations have now reduced our quarterly break-even point to about $17.5 million in net revenues.”

As an example of improved operations, Dr. Brown noted that center operating expenses as a percent of sales dropped to 45.9 percent in the second quarter from 53.6 percent a year earlier. For the six months, center-operating expenses represented 47.1 percent of sales compared with 54.9 percent a year earlier. General and administrative expenses also decreased as a percent of sales during the second quarter to 12.8 percent from 19.6 percent. Year-to-date, general and administrative expenses declined to 13.4 percent from 19.7 percent.

Diluted weighted average shares outstanding for the second quarter 2003 were 48.6 million and 52.3 million for the six months. Basic weighted average shares outstanding for both periods were 30.4 million. The variance in diluted numbers is the result of the required inclusion of shares underlying outstanding convertible preferred stock. Weighted average basic and diluted shares outstanding in fiscal 2002 were 15.5 million for the second quarter and 14.8 million for the six months.

About HearUSA

HearUSA provides hearing care to patients whose health insurance and managed care organizations have contracted with the company for such care and to retail “self-pay” patients. More than 157 centers are located in California, Florida, New York, New Jersey, Massachusetts, Ohio, Michigan, Wisconsin, Minnesota, Missouri and Washington and the province of Ontario in Canada. For additional information click on “investor information” at our website www.hearusa.com.

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements include statements concerning the expected results of cost control and other measures implemented to improve financial results and efficiency and expected break-even level of revenue for the company. Actual events could differ materially from those stated herein and depend on a number of risks and uncertainties, including the company’s ability to increase sales and control costs, the accuracy of management’s assumptions, effectiveness of the company’s marketing efforts and general industry and market conditions.

HearUSA, Inc. and Consolidated Subsidiaries
Statement of Operations

	Three months ended	Six months ended
	June 28 2003	June 29 2002	June 28 2003	June 29 2002

Net Revenues	$18,976,378	$12,661,032	$36,388,106	$24,671,048

Operating costs and expenses:
Cost of products sold	5,640,257	3,285,471	10,456,496	6,690,569
Center operating expenses	8,719,105	6,783,935	17,134,807	13,543,870
General and administrative expenses	2,426,000	2,478,302	4,872,128	4,864,854
Depreciation and amortization	725,656	517,137	1,634,574	1,040,735

Total operating costs and expenses	17,511,018	13,064,845	34,098,005	26,140,028

Income (loss) from operations	1,465,360	(403,813)	2,290,101	(1,468,980)
Non-operating income (expense):
Interest income	7,743	69,986	11,961	92,752
Interest expense	(592,653)	(342,696)	(1,115,538)	(623,625)

Income (loss) before equity in loss of affiliated company	880,450	(676,523)	1,186,524	(1,999,853)
Equity in loss of affiliated company	—	(27,015)	—	(88,420)

Net income (loss) from continuing operations	880,450	(703,538)	1,186,524	(2,088,273)

Discontinued operations
Loss from discontinued operations (including loss on disposal of $105,296)	(241,184)	—	(197,706)	—

Dividends on preferred stock	(149,101)	(142,636)	(297,425)	(310,705)

Net income (loss) applicable to common stockholders	$490,165	($846,174)	$691,393	($2,398,978)

Net income (loss) per common share-basic	$0.02	($0.05)	$0.02	($0.16)

Net income (loss) per common share-diluted	$0.01	($0.05)	$0.02	($0.16)

Weighted average number of shares of common stock outstanding-basic	30,423,639	15,540,743	30,424,872	14,799,001

Weighted average number of shares of common stock outstanding-diluted	48,619,906	15,540,743	52,323,137	14,799,001

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